Exhibit 99.14
FOR IMMEDIATE RELEASE
Peter Weigand Resigns As a Director of Commerce Energy Group, Inc.

Company Enters into Settlement Agreements with Former Officers

Company Enters into Agreements to Purchase 1,469,405 Shares of Common Stock and Cancel 1,233,333
Options to Purchase Shares of Common Stock

Company Announces Management Reorganization
COSTA MESA, CA, November 23, 2005 — Commerce Energy Group, Inc. (AMEX: EGR), the largest non-utility-affiliated retail energy marketer in the U.S., announced today that Peter Weigand submitted his resignation from the Board, effective November 17. 2005, to pursue other interests. Steve Boss, the Company’s chief executive officer stated “the Company wishes Peter well in his future endeavors.”
          The Company also announced today that on November 17, 2005 it entered into a settlement agreement and general release with each of Mr. Weigand and the Company’s former Senior Vice President and Chief Financial Officer, Richard L. Boughrum. Those agreements will become effective on the eighth day after their execution.
          Under the terms of the settlement agreement with Mr. Weigand, the Company will pay to Mr. Weigand a lump sum settlement payment of $566,666.67 in April 2006. In addition, Mr. Weigand agreed to sell all 1,114,479 shares of the Company’s common stock held by him to the Company (994,4790 shares) and two of the independent directors of the Company (120,000 shares) at a price of $1.50 per share. Payment by the Company shall be made in several installments, the first installment, representing one half of the amount, is due one business day after the effective date of the agreement, and the other half of the payment shall be made pursuant to a promissory note to be paid in five equal monthly installments commencing in December 2005. In connection with the purchase of his stock , all 600,000 of Mr. Weigand’s stock options will be cancelled.
          Under the terms of the settlement agreement with Mr. Boughrum, the Company will pay to Mr. Boughrum a lump sum settlement payment of $495,833.33 in April 2006. In addition, Mr. Boughrum agreed to sell all 300,000 shares of the Company’s common stock held by him to the Company at a price of $1.50 per share. Payment by the Company shall be made in several installments, the first installment, representing one half of the amount, is due one business day after the effective date of the agreement, and the other half of the payment shall be made pursuant to a promissory note to be paid in five equal monthly installments commencing in December 2005. In connection with the purchase of his stock, all 500,000 of Mr. Boughrum’s stock options will be cancelled.
          The above-referenced lump sum settlement payments to be made to Messrs. Weigand and Boughrum in April 2006 pursuant to the Settlement Agreements replaces the monthly severance payments which otherwise would be made under their respective Employment Agreements. Under the Settlement Agreements, each of Mr. Weigand and Mr. Boughrum, and the Company agreed to mutual general releases of claims that the parties may have against each other.
          The Company also entered into a settlement agreement and general release with Eric Alam, Senior Vice President of Sales of the Company and Commerce Energy, Inc. on November 17, 2005. Mr. Alam decided to voluntarily resign, effective December 1, 2005. Mr. Alam agreed to sell to the Company all of his 174,926 shares of stock for $1.50 per share to be paid in two equal installments, the first installment due one business day after the effective date of his agreement (i.e., the eighth day after the execution) and the second on the first business day after 90 days after the first payment was made. In connection with the purchase of his stock, all 133,000 of Mr. Alam’s stock options will be cancelled.
          The Company announced that Mr. Thomas L. Ulry, Senior Vice President of Operations, has assumed the position of Senior Vice President of Sales and Operations. Reporting to Mr. Ulry, Ms. Catherine A. Sullivan, Vice President of Commercial and Industrial Sales for Commerce Energy, Inc., has assumed responsibilities for all Direct Sales channels. Additionally, Mr. Andrew V. Coppola, Vice President of Gas Supply for Commerce Energy, Inc. has assumed responsibility for all of the Company’s natural gas and electricity Energy Supply Operations as well as the electricity and natural gas Pricing and Structuring function.

          Mr. Weigand, Mr. Boughrum and Mr. Alam, each have customary statutory rights under the Older Workers Benefit Protection Act which permits each of them to revoke portions of their settlement agreements. If a party revokes such portions of the settlement agreement, the options shall not be cancelled, the Company will have no obligation to pay the severance amounts discussed above with respect to Messrs. Weigand and Boughrum (although Messrs. Weigand and Boughrum would then be entitled to the severance payment as provided in their respective Employment Agreements) and the Company will have no obligation to purchase the shares of common stock relating to the respective settlement agreements.
          Finally, on November 17, 2005, the Company entered into an Agreement and Release with Mr. Weigand, Mr. Alam and two employees of the Company’s Skipping Stone Inc. subsidiary (collectively, the “Shareholders”) relating to 322,215 shares of common stock of the Company which were retained in an escrow account relating to a post-closing adjustment regarding the Company’s acquisition of Skipping Stone Inc. in April 2004. Pursuant to the Agreement and Release, all 322,215 shares were distributed to the Shareholders.
          For more information regarding each of the above-referenced transactions, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 23, 2005.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers in ten states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
For more information contact:
Commerce Energy Group, Inc.
Investor Relations
Michael Nelson
mnelson@commerceenergy.com
(714) 259-2593